Exhibit 99.1

Orient Paper Announces Unaudited Preliminary Results for First Quarter Fiscal Year 2012 and Provides Operations Update

BAODING, China, May 3, 2012 /PRNewswire-Asia/ -- Orient Paper, Inc. (AMEX: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in northern China, today announced unaudited preliminary results for the three months ended March 31, 2012. The Company plans to release full financial results and file its Form 10-Q on or before May 10, 2012 and will hold an earnings conference call to discuss its results.

For the three months ended March 31, 2012, total unaudited revenue increased 3.6% to approximately $34.4 million from $33.2 million in the first quarter of 2011. The Company sold 45,391 tonnes and 17,831 tonnes of corrugating medium paper and offset printing paper, respectively, up 104.9% and down 37.9% compared to the first quarter of 2011, respectively. The Company's new corrugating medium paper line with 360,000 tonnes annual production capacity contributed 7,491, 5,401, and 14,085 tonnes to the total corrugating medium paper sold during January, February and March of 2012, respectively. During the quarter, the average selling prices (ASP) of the Company's corrugating medium paper and offset printing paper products rose 9.1% and declined 1.8%, respectively, compared to the first quarter of 2011. Excluding any currency translation adjustments, ASP of corrugating medium paper and offset printing paper measured in RMB rose 5.2% and declined 6.1%, respectively, compared to the first quarter of 2011. The Company experienced lower tonneage sales of offset printing paper after January 2012 due to temporary suspension of offset printing paper trading, which suffered from a lower gross profit margin as a result of decline in ASP during the first quarter of 2012. The Company expects to report unaudited net income of approximately $4.7 million, or $0.25 per diluted share, down 3.5% from $4.9 million, or $0.26 per diluted share, for the same period last year. EBITDA, a non-GAAP measurement, is expected to be approximately $8.7 million, up 9.3% from $7.9 million in the first quarter of 2011. *Refer to Table 1 for a discussion of non-GAAP financial measures, including the reconciliation EBITDA to net income.

On April 22, 2012, Orient Paper became aware of certain malfunction of the biological treatment process at its water treatment plants. The Company has promptly notified related government environment protection agencies of the situation and voluntarily shut down operations of all its production lines (excluding the  digital photo paper coating lines) to replace the damaged parts of the waste water treatment station. Management estimates that all affected production lines will resume operation by May 9, 2012.

"During the first quarter of 2012, our new 360,000 tonnes corrugating medium paper production line was operating at approximately 30% capacity, despite the disruption in production caused by the Chinese New Year holidays and equipment maintenance activities. Our new production line accounted for approximately 60% of the quarter's total corrugated medium paper revenue and we are pleased to see the production output reach more than 14,000 tonnes for the month of March 2012. We anticipate the run rate to improve substantially when our new 75-tonne boiler is up and running by the end of the second quarter," commented Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper.

"Historically, the first quarter is off to a slow start due to the extended holidays in China. During the first quarter of 2012, we dealt with some moderate pricing pressure on our printing paper products and decided to discontinue trading activities. On the other hand, we are pleased to see the packaging paper price holding well, especially in our region of northern China, as well as the ramp up of our new corrugating medium paper production line. We believe the regional shortage in paper products will continue to benefit our business as we ramp up capacity utilization of our new line over the next few quarters. In April 2012, the Ministry of Industry and Information Technology of the People's Republic of China announced the 2012 program of mandatory capacity closures in 19 different industries in China, including 9.7 million tonnes outdated and inefficient paper production capacities across the country. We are waiting for the details of the 2012 government program, which may have a significant impact on many of our smaller competitors in China. We anticipate sizeable revenue growth and profitability driven by our capacity expansion plans in fiscal 2012 and favorable market conditions," added Mr. Liu.

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

* Table 1

Reconciliation of Net Income to EBITDA (Amounts expressed in US$)
	For the Three Months Ended March 31,
	2012	2011
Net Income	4,681,691	4,852,924
Add: Income Tax	1,826,651	1,871,017
Add: Net Interest Expense	200,158	118,920
Add: Depreciation and Amortization	1,959,302	1,084,944

EBITDA	8,667,802	7,927,805

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiary, Shengde Holdings, Inc., controls and operates Baoding Shengde Paper Co., Ltd. ("Baoding Shengde"), and Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. Baoding Shengde, founded in June 2009 located in Baoding, is engaged in the production and distribution of digital photo paper. As one of the largest paper producers in Hebei Province, China, HBOP is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientpaperinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com

Orient Paper, Inc.
Winston Yen, CFO
Phone: +1-562-818-3817
Email: info@orientpaperinc.com